SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the
                         SECURITIES EXCHANGE ACT OF 1934


Date of earliest event reported:  May 14, 1998



                          OutSource International, Inc.
               (Exact name of registrant as specified in charter)


        Florida                       000-23147                  65-0675628
(State or other jurisdiction         (Commission               (IRS employer
    of incorporation)                file number)            identification no.)


  1144 East Newport Center Drive,
  Deerfield Beach, Florida                                               33442
(Address of principal executive offices)                              (Zip code)


Registrant's telephone number, including area code:  (954) 418-6200

Item 2.           Acquisition or Disposition of Assets.

a) On May 14, 1998, OutSource International of America, Inc. ("OSIA"), a wholly owned subsidiary of the Registrant, purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of Mid-West Temps, Inc., an Illinois corporation ("Mid-West"), pursuant to the terms of an Asset Purchase Agreement dated May 14, 1998. The initial purchase price for the assets was $4.95 million, of which $4.0 million was paid in cash at closing and $0.95 million was placed in escrow. The escrowed portion is payable to Mid-West approximately fourteen months after closing, less any portion paid to OSIA as compensation for any losses resulting from any breach of the Asset Purchase Agreement, including warranties and representations, by Mid-West. OSIA is obligated for an additional payment to Mid-West equivalent to any increase in the amount of gross profit of the acquired locations for the twelve months ended May 31, 1999, as compared to the greater of a contractually defined amount or the gross profit of those locations for the twelve months ended March 31, 1998. In connection with the acquisition, OSIA obtained five-year non-competition agreements from Mid-West and Teresa Usher and Deborah Weiss, stockholders of Mid-West.

         The purchase price was arrived at through arms-length negotiations between the parties. The cash and escrowed portions of the purchase price were funded from the Registrant's revolving credit agreement with Bank Boston, N.A., as agent for a syndicate of lenders.

         Mid-West is a temporary industrial staffing firm with two business locations in the Chicago, Illinois metropolitan area and 1997 revenues of approximately $6.5 million.

         The Registrant currently intends to continue to operate the business formerly conducted by Mid-West at both of the purchased locations with the purchased assets for the foreseeable future. The foregoing statement of the Registrant's intention is a forward looking statement within the meaning of
Section 21E of the Securities Exchange Act of 1934, and is based on certain assumptions, including among others, general economic conditions, management's expectations regarding the operating results of the Registrant and the purchased locations, the capital requirements of continuing Mid-West's current business, the successful and efficient integration of the Mid-West business, the ability of the Registrant to maintain customers and employees at the purchased locations, the Registrant's business plan for its operations in the Chicago area and others. Should these assumptions change, or prove to be inaccurate, the Registrant's actual future conduct of Mid-West's business could differ materially from the intention stated.

         The above descriptions of the asset purchase agreement and the non-competition agreements do not purport to be complete and are qualified in their entirety by the full text of such documents which are attached as Exhibits hereto.

b) On May 15, 1998, OSIA purchased substantially all of the tangible and intangible assets, excluding accounts receivable, of Resource Dimensions, Inc., an Illinois corporation ("RDI"), pursuant to the terms of an Asset Purchase Agreement dated May 15, 1998. The purchase price for the assets was $3.7 million, which included $1.75 million paid in cash at closing and the delivery of a $1.75 million junior subordinated promissory note, which is payable in three installments during a nineteen and one half month period after closing plus interest at an annual rate of six percent. Payment of the remaining $200,000 is primarily contingent upon the amount of gross profit of the acquired location for the twelve months following the acquisition. In connection with the acquisition, OSIA obtained five-year non-competition agreements from RDI, Earl Pick, the President and majority stockholder of RDI, and RDI's minority shareholders.

         The purchase price was arrived at through arms-length negotiations between the parties. The cash portion of the purchase price was funded from the Registrant's revolving credit agreement with Bank Boston, N.A., as agent for a syndicate of lenders.

         RDI is a temporary industrial staffing firm with one business location in the Chicago, Illinois metropolitan area and 1997 revenues of approximately $8.1 million.

         The Registrant currently intends to continue to operate the business formerly conducted by RDI at the purchased location with the purchased assets for the foreseeable future. The foregoing statement of the Registrant's intention is a forward looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934, and is based on certain assumptions, including among others, general economic conditions, management's expectations regarding the operating results of the Registrant and the purchased location, the capital requirements of continuing RDI's current business, the successful and efficient integration of the RDI business, the ability of the registrant to maintain customers and employees at the purchased locations, the Registrant's business plan for its operations in the Chicago area and others. Should these assumptions change, or prove to be inaccurate, the Registrant's actual future conduct of RDI's business could differ materially from the intention stated.

         The above descriptions of the asset purchase agreement, the non-competition agreements, and the promissory note do not purport to be complete and are qualified in their entirety by the full text of such documents which are attached as Exhibits hereto.

Item 7.           Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired

The financial statements of Mid-West are located on pages 4 through 10 of this Form 8-K/A and the financial statements of RDI are located on pages 11 through 18.

INDEPENDENT AUDITORS' REPORT


Mid-West Temps, Inc.
Chicago, Illinois




We have audited the accompanying balance sheets of Mid-West Temps, Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Mid-West Temps, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
Chicago, Illinois

July 10, 1998


                              MID-WEST TEMPS, INC.

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,               MARCH 31,
ASSETS                                                                            1997            1996              1998
                                                                            ------------      ------------     ------------
                                                                                                                (Unaudited)
CURRENT ASSETS:
    Cash................................................................... $    312,685      $    617,874     $    827,505
    Accounts receivable, net of allowances for doubtful accounts
        of $0, $0 and $0...................................................      967,432           760,142          732,887
                                                                            ------------      ------------     ------------
 Total current assets......................................................    1,280,117         1,378,016        1,560,392

PROPERTY AND EQUIPMENT - net...............................................       23,260            38,114           20,807

OTHER ASSETS...............................................................        4,150             3,175            4,726
                                                                            ------------      ------------     ------------

TOTAL ASSETS............................................................... $  1,307,527      $  1,419,305     $  1,585,925
                                                                            ============      ============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable....................................................... $     15,011      $     46,338     $      5,093
    Accrued payroll and related taxes......................................       37,925            36,486          125,269
    Accrued commissions....................................................       34,256            62,770           36,512
    Accrued workers' compensation insurance                                        1,938            36,929            3,786
    Distributions payable to stockholders..................................           --            77,668               --
    Other..................................................................          800             1,348              495
                                                                            ------------      ------------     ------------

        Total current liabilities..........................................       89,930           261,539          171,155
                                                                            ------------      ------------     ------------

COMMITMENTS AND CONTINGENCIES (Note 5)

STOCKHOLDERS' EQUITY:
    Common stock, no par value; authorized and outstanding, 1,000 shares              --               --                --
    Paid-in capital........................................................       20,000            20,000           20,000
    Retained earnings......................................................    1,197,597         1,137,766        1,394,770
                                                                            ------------      ------------     ------------

        Total stockholders' equity.........................................    1,217,597         1,157,766        1,414,770
                                                                            ------------      ------------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY................................. $  1,307,527      $  1,419,305     $  1,585,925
                                                                            ============      ============     ============


                       See notes to financial statements.
                                        5


                              MID-WEST TEMPS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                    FOR THE THREE MONTHS
                                                              FOR THE YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                                                                      1997           1996            1998           1997
                                                                   ----------     -----------    -----------     ----------
                                                                                                        (Unaudited)
NET REVENUES..................................................     $6,510,550     $ 7,014,099    $ 1,829,359     $1,538,979
                                                                   ----------     -----------    -----------     ----------

COST OF REVENUES:
    Payroll...................................................      4,371,679       4,690,739      1,243,188      1,037,570
    Taxes.....................................................        412,450         439,206        118,727         99,089
    Workers' compensation insurance...........................        146,831         206,169         43,162         44,614
                                                                   ----------     -----------    -----------     ----------

        Total cost of revenues................................      4,930,960       5,336,114      1,405,077      1,181,273
                                                                   ----------     -----------    -----------     ----------

GROSS PROFIT..................................................      1,579,590       1,677,985        424,282        357,706
                                                                   ----------     -----------    -----------     ----------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
    Stockholders' compensation................................        151,387         139,614         34,989         35,775
    Other selling, general and administrative.................        646,263         626,666        168,812        154,996
                                                                   ----------     -----------    -----------     ----------

        Total selling, general and administrative expenses....        797,650         766,280        203,801        190,771
                                                                   ----------     -----------    -----------     ----------

OPERATING INCOME..............................................        781,940         911,705        220,481        166,935
                                                                   ----------     -----------    -----------     ----------

OTHER EXPENSE (INCOME):
    Interest income...........................................        (16,601)       (17,135)         (3,978)        (2,130)
    Other expense.............................................         40,551           4,572         14,555         13,275
                                                                   ----------     -----------    -----------     ----------

        Total other expense (income)..........................         23,950         (12,563)        10,577         11,145
                                                                   ----------     -----------    -----------     ----------

NET INCOME....................................................     $  757,990     $   924,268    $   209,904     $  155,790
                                                                   ==========     ===========    ===========     ==========


                       See notes to financial statements.
                                        6


                              MID-WEST TEMPS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               PAID-IN      RETAINED
                                                               CAPITAL      EARNINGS          TOTAL
                                                              ---------   ------------    ------------
BALANCE, January 1, 1996...............................       $  20,000   $    999,529    $  1,019,529

Net income.............................................                        924,268         924,268

Distributions to stockholders..........................               -       (786,031)       (786,031)
                                                              ---------   ------------    ------------

BALANCE, December 31, 1996.............................          20,000      1,137,766       1,157,766

Net income.............................................               -        757,990         757,990

Distributions to stockholders..........................               -       (698,159)       (698,159)
                                                              ---------   ------------    ------------

BALANCE, December 31, 1997.............................          20,000      1,197,597       1,217,597

Net income (unaudited).................................               -        209,904         209,904

Distributions to stockholders (unaudited)..............               -        (12,731)        (12,731)
                                                              ---------   ------------    ------------

BALANCE, March 31, 1998 (unaudited)....................       $  20,000   $  1,394,770    $  1,414,770
                                                              =========   ============    ============


                       See notes to financial statements.
                                        7


                              MID-WEST TEMPS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                    FOR THE THREE MONTHS
                                                                FOR THE YEARS ENDED DECEMBER 31,         ENDED MARCH 31,
                                                                --------------------------------    --------------------
                                                                    1997            1996            1998            1997
                                                                 ---------       ----------      ---------       ---------
                                                                                                        (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................      $ 757,990       $  924,268      $  209,904      $ 155,790
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..........................         17,011           18,799           2,621          4,150
    Changes in:
        Accounts receivable................................       (207,290)       (111,659)         234,545         86,760
        Other assets.......................................           (975)          13,166           (576)           (475)
        Accounts payable...................................        (31,327)         (5,459)         (9,918)        (35,823)
        Accrued payroll and related taxes..................          1,439          (9,358)         87,344          73,523
        Accrued commissions................................        (28,514)          36,547           2,256        (37,673)
        Accrued workers' compensation insurance............        (34,991)           5,526           1,848          1,619
        Other .............................................           (548)             608           (305)            304
                                                                 ---------       ----------      ---------       ---------

            Net cash flows from operating activities.......        472,795          872,438        527,719         248,175
                                                                 ---------       ----------      ---------       ---------

CASH FLOWS USED BY INVESTING ACTIVITIES:
  Purchases of property and equipment......................         (2,157)         (16,352)          (168)             --
                                                                 ---------       ----------      ---------       ---------

            Net cash flows used by investing activities....         (2,157)         (16,352)          (168)             --
                                                                 ---------       ----------      ---------       ---------

CASH FLOWS USED BY FINANCING ACTIVITIES:
  Distributions paid to stockholders.......................       (775,827)        (748,080)       (12,731)       (497,675)
                                                                 ---------       ----------      ---------       ---------

            Net cash flows used by financing activities....       (775,827)        (748,080)       (12,731)       (497,675)
                                                                 ---------       ----------      ---------       ---------

NET INCREASE (DECREASE) IN CASH............................       (305,189)        108,006          514,820       (249,500)

CASH - BEGINNING OF YEAR...................................        617,874         509,868          312,685        617,874
                                                                 ---------       ---------       ----------      ---------

CASH - END OF YEAR.........................................      $ 312,685       $ 617,874       $  827,505      $ 368,374
                                                                 =========       =========       ==========      =========



                       See notes to financial statements.
                                        8

                              MID-WEST TEMPS, INC.

                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996



1.    BUSINESS AND ORGANIZATION

         Mid-West Temps, Inc. (the "Company") provided temporary industrial staffing services to various customers. The Company provided these services through two locations in the Chicago area.

2.    SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF ACCOUNTING - The Company's financial statements are prepared on the accrual basis of accounting.

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM FINANCIAL STATEMENTS - The interim financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited. Such interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

         REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.

         CASH AND CASH EQUIVALENTS - For purposes of the balance sheet, the Company defines cash and cash equivalents as checking accounts and certificates of deposit, all with original maturities of three months or less from date of acquisition.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the double declining balance method. The estimated lives are as follows:

         Furniture & fixtures                                7 years
         Computers and equipment                             5 years
         Software                                            5 years

         IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically reviews long-lived assets for possible impairment. When circumstances indicate that the carrying amount of such assets may not be recoverable, the carry amount is reduced to the estimated recoverable value.

         INCOME TAXES - The Company has elected to be treated as an S corporation and, as such, all of its income is taxed directly to its stockholders for federal and state income tax purposes. Therefore, no provision or liability for income taxes has been included in these financial statements.

         WORKERS' COMPENSATION - The Company manages its workers' compensation risk through a premium based insurance policy. The Company's premiums are based on actual sales and risk factors assigned to individual customers.

                              MID-WEST TEMPS, INC.


                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


3.    PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:
                                                                                                  DECEMBER 31,
                                                                                            1997              1996
                                                                                        ------------     -------------
         Office furniture and fixtures..............................................    $     20,275     $      19,901
         Computers and equipment....................................................          57,062            55,279
         Software...................................................................          21,883            21,883
                                                                                        ------------     -------------

         Total......................................................................          99,220            97,063

         Less accumulated depreciation..............................................         (75,960)          (58,949)
                                                                                        ------------    --------------

         Property and equipment - net...............................................    $     23,260    $       38,114
                                                                                        ============    ==============


4.    RELATED PARTIES

         At December 31,1996, the Company owed $77,668 to individual stockholders for 1996 equity distributions. These amounts were paid in 1997.

5.    COMMITMENTS AND CONTINGENCIES

         The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. Rental expense totaled $29,664 in 1997 and $28,810 in 1996. As of December 31, 1997, future minimum rental commitments under noncancellable operating leases were:


     1998.......................................................     $   29,102
     1999 and thereafter........................................             --
                                                                     ----------
                                                                     $   29,102
                                                                     ==========

6.    MAJOR CUSTOMERS

         Approximately 28% of the Company's revenues for the years ended December 31, 1997 and 1996 were accounted for by two customers. Amounts receivable from these customers represented approximately 53% and 39% of total accounts receivable at December 31, 1997 and 1996, respectively.

7.    SUBSEQUENT EVENT

         Effective May 14, 1998, the assets, excluding receivables, and business of the Company were acquired by OutSource International of America, Inc.

INDEPENDENT AUDITORS' REPORT


Resource Dimensions, Inc.
Lombard, Illinois




We have audited the accompanying balance sheets of Resource Dimensions, Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Resource Dimensions, Inc. at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
Chicago, Illinois

July 10, 1998


                            RESOURCE DIMENSIONS, INC.

                                 BALANCE SHEETS

                                                                                       DECEMBER 31,              MARCH 31,
ASSETS                                                                          1997               1996            1998
                                                                            ------------        ----------     ------------
                                                                                                                (Unaudited)
CURRENT ASSETS:
    Cash.................................................................   $      4,396        $   62,495     $    797,900
    Accounts receivable, net of allowances for doubtful accounts
        of $0, $3,707 and $0.............................................      1,167,406           547,017          750,290
    Prepaid expenses.....................................................          7,452            47,347           37,181
                                                                            ------------        ----------     ------------

        Total current assets.............................................      1,179,254           656,859        1,585,371

PROPERTY AND EQUIPMENT - net.............................................         87,912           108,314           82,532
                                                                            ------------        ----------     ------------

TOTAL ASSETS.............................................................   $  1,267,166        $  765,173     $  1,667,903
                                                                            ============        ==========     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable.....................................................   $      2,720        $       --     $      7,319
    Accrued expenses.....................................................          9,282            56,919          146,848
    Line of credit.......................................................             --           198,839               --
    Current portion of notes payable.....................................         15,000            15,000           50,000
                                                                            ------------        ----------     ------------

        Total current liabilities........................................         27,002           270,758          204,167
                                                                            ------------        ----------     ------------

LONG-TERM DEBT
    Due to stockholders..................................................             --            27,600               --
    Notes payable........................................................         22,500            37,500          195,833
                                                                            ------------        ----------     ------------

       Total long-term debt..............................................         22,500            65,100         195,833
                                                                            ------------        ----------     -----------

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY:
    Common stock, no par value; 1,000 shares authorized; 1997
        and 1996: 84 shares outstanding, 1998: 76 shares outstanding.....             --                --               --
    Paid-in capital .....................................................        204,636           204,636          199,636
    Retained earnings....................................................      1,013,028           224,679        1,068,267
                                                                            ------------        ----------     ------------

        Total stockholders' equity.......................................      1,217,664           429,315        1,267,903
                                                                            ------------        ----------     ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................   $  1,267,166        $  765,173     $  1,667,903
                                                                            ============        ==========     ============



                            RESOURCE DIMENSIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                                                                    FOR THE THREE MONTHS
                                                               FOR THE YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                                                     1997            1996           1998           1997
                                                                 -----------     -----------    -----------    -----------
                                                                                                        (Unaudited)
NET REVENUES..................................................   $ 8,067,815     $ 5,283,293    $ 2,346,020    $ 1,170,575
                                                                 -----------     -----------    -----------    -----------

COST OF REVENUES:
    Payroll...................................................     5,223,127       3,396,446      1,543,152        738,765
    Taxes.....................................................       562,103         398,516        155,457         81,811
    Workers' compensation insurance...........................       385,709         208,511         66,839         76,080
    Commissions...............................................        19,738           8,930          9,450          2,927
    Other.....................................................        14,213          20,900          7,181          5,542
                                                                 -----------     -----------    -----------    -----------

        Total cost of revenues................................     6,204,890       4,033,303      1,782,079        905,125
                                                                 -----------     -----------    -----------    -----------

GROSS PROFIT..................................................     1,862,925       1,249,990        563,941        265,450
                                                                 -----------     -----------    -----------    -----------

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
    Stockholders' compensation................................       160,605         142,309         34,401         35,001
    Other selling, general and administrative.................       904,152         813,523        226,471        215,029
                                                                 -----------     -----------    -----------    -----------

        Total selling, general and administrative expenses....     1,064,757         955,832        260,872        250,030
                                                                 -----------     -----------    -----------    -----------

OPERATING INCOME..............................................       798,168         294,158        303,069         15,420

INTEREST EXPENSE - NET........................................         9,819          20,528          2,830          2,628
                                                                 -----------      ----------    -----------    -----------

NET INCOME....................................................   $   788,349     $   273,630    $   300,239    $    12,792
                                                                 ===========     ===========    ===========    ===========



                            RESOURCE DIMENSIONS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                              PAID-IN         RETAINED
                                                                              CAPITAL    EARNINGS (DEFICIT)     TOTAL
                                                                            ----------   ------------------  -----------
BALANCE, January 1, 1996..........................................          $  254,444     $    (29,949)    $   224,495

Net income........................................................                   -          273,630         273,630

Repurchase of stock...............................................             (49,808)         (19,002)        (68,810)
                                                                            ----------     ------------     -----------

BALANCE, December 31, 1996........................................             204,636          224,679         429,315

Net income........................................................                   -          788,349         788,349
                                                                            ----------     ------------     -----------

BALANCE, December 31, 1997........................................             204,636        1,013,028       1,217,664

Net income (unaudited)............................................                   -          300,239         300,239

Repurchase of stock (unaudited)...................................              (5,000)        (245,000)       (250,000)
                                                                            ----------     ------------     -----------

BALANCE, March 31, 1998 (unaudited)...............................          $  199,636     $  1,068,267     $ 1,267,903
                                                                            ==========     ============     ===========



                            RESOURCE DIMENSIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                    FOR THE THREE MONTHS
                                                                 FOR THE YEARS ENDED DECEMBER 31,       ENDED MARCH 31,
                                                                     1997            1996            1998            1997
                                                                  ---------       ---------       ---------       ---------
                                                                                                         (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................       $ 788,349       $ 273,630       $ 300,239       $  12,792
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..........................          23,462          15,471           5,380           5,913
    Changes in:
         Accounts receivable...............................        (620,389)       (164,314)        417,116         108,981
         Prepaid expenses..................................          39,895         (47,347)        (29,729)        (22,269)
         Other current assets..............................              --           7,026              --              --
         Accounts payable..................................           2,720            (557)          4,599          28,334
         Accrued expenses..................................         (47,637)        (50,176)        137,566          96,018
                                                                  ---------       ---------       ---------       ---------

            Net cash flows from operating activities.......         186,400          33,733         835,171         229,769
                                                                  ---------       ---------       ---------       ---------

CASH FLOWS USED BY INVESTING ACTIVITIES:
  Purchases of property and equipment......................          (3,060)        (87,692)             --              --
                                                                  ---------       ---------       ---------       ---------

            Net cash flows used by investing activities....          (3,060)        (87,692)             --              --
                                                                  ---------       ---------       ---------       ---------

CASH FLOWS FROM (USED BY) FINANCING ACTIVITIES:
  Repurchase of stock from stockholders....................              --         (68,810)       (250,000)             --
  Net borrowing (repayments) under line of credit..........        (198,839)        141,839              --        (198,839)
  Repayments of amounts due to stockholders................         (27,600)             --              --          (6,900)
  Net borrowings (repayments) on notes payable.............         (15,000)         24,900         208,333          (3,750)
                                                                  ---------       ---------       ---------       ---------

            Net cash flows from (used by) financing activities     (241,439)         97,929         (41,667)       (209,489)
                                                                  ---------       ---------       ---------       ---------

NET INCREASE (DECREASE) IN CASH............................         (58,099)         43,970         793,504          20,280

CASH - BEGINNING OF YEAR...................................          62,495          18,525           4,396          62,495
                                                                  ---------       ---------       ---------       ---------

CASH - END OF YEAR.........................................       $   4,396       $  62,495       $ 797,900       $  82,775
                                                                  =========       =========       =========       =========

SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest...................       $   9,914       $  20,528       $   2,830       $   2,628
                                                                  =========       =========       =========       =========


                           RESOURCE DIMENSIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




1.    BUSINESS AND ORGANIZATION

         Resource Dimensions, Inc. (the "Company") provided temporary industrial staffing services to various customers. The Company provided these services through one location in the Chicago area.

2.    SIGNIFICANT ACCOUNTING POLICIES

         USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         UNAUDITED INTERIM FINANCIAL STATEMENTS - The interim unaudited financial statements and the related information in the notes as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited. Such interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (including normal accruals) necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full year.

         REVENUE RECOGNITION - All revenues are recognized as the related service is performed, net of provision for credits and allowances.

         PROPERTY AND EQUIPMENT - Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation using the straight-line method over the useful lives of the assets ranging from 5 to 15 years.

         IMPAIRMENT OF LONG-LIVED ASSETS - Long-lived assets, including intangible assets, are reviewed for possible impairment whenever events of changes in circumstances indicate the carrying amount of such assets may not be recoverable. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to its estimated net realizable value.

         INCOME TAXES - The Company has elected to be treated as an S corporation and, as such, all of its income is taxed directly to its stockholders for federal and state income tax purposes. Therefore, no provision or liability for income taxes has been included in these financial statements.

         WORKERS' COMPENSATION - The Company manages its workers' compensation risk through a premium based insurance policy. The policy requires the Company to make monthly estimated premium payments for a portion of each year based on prior experience. At year and quarter end, the Company estimates the total premium for the year as determined by the number of employees covered under the policy and appropriately records an asset or liability.

                           RESOURCE DIMENSIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


3.    PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:
                                                         DECEMBER 31,
                                                   1997               1996
                                                 ---------        ----------

         Office furniture and equipment.......   $ 128,275        $  125,215
         Leasehold improvements...............      15,082            15,082
                                                 ---------        ----------
         Total................................     143,357           140,297

         Less accumulated depreciation........      55,445            31,983
                                                 ---------        ----------

         Property and equipment - net.........   $  87,912        $  108,314
                                                 =========        ==========

4.    ACCRUED EXPENSES

         Accrued expenses consist of the following as of December 31, 1997 and 1996:

                                                         1997            1996
                                                         ----            ----

         Accrued payroll..............................$   6,788     $   38,000
         Accrued workers' compensation insurance......       --         11,134
         Accrued payroll taxes........................    2,494          7,785
                                                      ---------     ----------

         Total........................................$   9,282     $   56,919
                                                      =========     ==========


5.    DUE TO STOCKHOLDERS

         As of December 31, 1996, the Company owed $27,600 to its stockholders for loans received in 1993 for the Company's operation. The loans carried an interest rate of 10% and were fully paid as of December 31, 1997.

6.    LINE OF CREDIT

         The Company entered into a line of credit agreement with Devon Bank on September 4, 1994. The available line of credit was $400,000, of which the Company had borrowed $198,839 as of December 31, 1996. The note was secured by the Company's business assets and accounts receivable. Interest was calculated at prime plus one and one-half percent. The note was due on November 4, 1997, but was paid in full during the first quarter of 1997.

7.    NOTES PAYABLE

         Notes payable consists of the following:

                                                                                                  DECEMBER 31,
                                                                                              1997             1996
                                                                                              ----             ----
     $60,000  note from  Devon  Bank for the  purchase  of  computer  equipment, secured by the equipment,  payable monthly for 48 months from July 4, 1996.
     The interest rate is prime plus
     one and one half percent (10.0% at December 31, 1997).........................       $  37,500        $  52,500

     Less current portion..........................................................          15,000           15,000
                                                                                          ---------        ---------

     Long-term notes payable.......................................................       $  22,500        $ 37,500
                                                                                          =========        ========

                           RESOURCE DIMENSIONS, INC.

                          NOTES TO FINANCIAL STATEMENTS
            AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996


8.    COMMITMENTS AND CONTINGENCIES

         The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial reporting purposes. Rental expense totaled $62,439 and $69,758 in 1997 and 1996, respectively. On March 3, 1998, the Company signed an agreement to extend their main office lease for a period of three years commencing May 22, 1998 and terminating May 31, 2001. As of December 31, 1997 future minimum rental commitments under noncancellable operating leases were:


     1998..............................................     $   48,782
     1999..........................................             49,770
     2000..........................................             49,770
     2001..........................................             20,738
     2002..........................................                 --
                                                            ----------
                                                            $  169,060
                                                            ==========

9.    MAJOR CUSTOMERS

         Approximately 39% of the Company's revenues were accounted for by two customers for the year ended December 31, 1997, and approximately 40% of the Company's revenues were accounted for by three customers for the year ended December 31, 1996. The amounts receivable from these customers represented approximately 51% and 32% of total accounts receivable at December 31, 1997 and 1996, respectively.

10.   SUBSEQUENT EVENT

         Effective May 15, 1998, the assets, excluding receivables, and business of the Company were acquired by OutSource International of America, Inc.

(b)      Pro forma financial information.


         The following Unaudited Pro Forma Consolidated Statements of Income for the year ended December 31, 1997 and for the three months ended March 31, 1998 include the historical results of operations of OutSource International, Inc. and its subsidiaries (the "Company"), adjusted to reflect (a) the 1997 and 1998 Acquisitions (see Note 1 for the acquired businesses included), (b) the elimination of the amount of compensation expense for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals subsequent to the Reorganization (see Note 3) and the elimination of the amount of compensation expense for the former owners of the 1997 and 1998 Acquisitions which is in excess of the compensation for such individuals subsequent to the acquisitions and (c) the effects of the October 1997 sale by the Company of 3,000,000 shares of Common Stock (the "Offering"), as if all such events and transactions had occurred as of January 1, 1997. In addition, income taxes were computed as if the Company and the 1997 and 1998 Acquisitions had been fully subject to federal and applicable state income taxes as of January 1, 1997.

         The Unaudited Pro Forma Consolidated Balance Sheet as of March 31, 1998 includes the Company's historical balance sheet adjusted to reflect the 1997 and 1998 Acquisitions made subsequent to that date as if they had occured on such date.

         The Unaudited Pro Forma Consolidated Financial Information is not necessarily indicative of the results that would have occurred if the events and transactions referred to above had occurred on January 1, 1997 or which may be realized in the future. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements and the notes thereto included in the Company's Form 10-K/A filed with the Securities and Exchange Commission on April 2, 1998 and the Company's Form 10-Q filed with the Securities and Exchange Commission on May 15, 1998.

7
                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                      For the Year Ended December 31, 1997
                      (in thousands, except per share data)


                                                                HISTORICAL
                                                        --------------------------
                                                                        ACQUIRED              PRO FORMA
                                                        COMPANY      BUSINESSES (1)          ADJUSTMENTS        PRO FORMA
                                                        -------      --------------          -----------        ---------
Net Revenues...................................      $ 447,579           $  97,122         $  2,177  (2)     $    542,524
Cost of revenues...............................        381,273              76,672           (2,123) (2)          455,822
                                                     ---------           ---------                           ------------
    Gross profit...............................         66,306              20,450                                 86,702

Selling, general and administrative expenses:
    Shareholders' compensation.................            292               3,422           (3,373) (3)              341
    Amortization of intangible assets..........          1,853                  --            2,369  (4)            4,222
    Other selling, general and administrative
        expenses...............................         53,752              13,271             (139) (2,4)         66,884
                                                     ---------           ---------                           ------------
Operating income...............................        10,409                3,757                                 15,255

Interest expense, net..........................          7,877                 186               39  (5)            8,102
Other expense (income).........................          1,821                 (19)          (1,842) (6)              (40)
                                                     ---------           ---------                           ------------
Income before provision for income taxes.......            711               3,590                                  7,193

Pro forma provision for income taxes...........            296  (7)             --            2,046  (8)            2,342
                                                     ---------           ---------         --------          ------------
Pro forma net income...........................      $     415 (9)       $   3,590         $    846          $      4,851
                                                     =========           =========         ========          ============


Pro forma weighted average common shares outstanding (10):

    Basic......................................          6,055                                                      8,507
                                                    ==========                                             ==============
    Diluted....................................          7,320                                                      9,958
                                                    ==========                                             ==============

Pro forma earnings per share (9):

    Basic......................................     $     0.07                                             $         0.57
                                                    ==========                                             ==============
    Diluted....................................     $     0.06                                             $         0.49
                                                    ==========                                             ==============

       See notes to unaudited pro forma consolidated financial statements.
                                       20


                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                    For the Three Months Ended March 31, 1998
                      (in thousands, except per share data)


                                                             HISTORICAL
                                                                        ACQUIRED             PRO FORMA
                                                       COMPANY       BUSINESSES (1)          ADJUSTMENTS        PRO FORMA
                                                       -------       --------------          -----------        ---------
Net Revenues...................................      $ 120,986           $  13,089          $   244 (2)      $  133,831
Cost of revenues...............................        102,948              10,296             (244)(2)         113,000
                                                     ---------           ---------                           ----------
    Gross profit...............................         18,038               2,793                               20,831

Selling, general and administrative expenses:
    Shareholders' compensation.................              -                 464             (446)(3)              18
    Amortization of intangible assets..........            745                   -              391 (4)           1,136
    Other selling, general and administrative
        expenses...............................         15,376               1,706             (19) (2,4)        17,063
                                                     ---------           ---------                           ----------
Operating income...............................          1,917                 623                                2,614

Interest expense, net..........................          1,080                  13              595 (5)           1,688
Other expense (income).........................             (6)                (36)               -                 (42)
                                                     ---------           ---------                           ----------
Income before provision for income taxes.......            843                 646                                  968

Pro forma provision for income taxes...........            170 (7)               -               85 (8)             255
                                                     ---------           ---------          -------          ----------
Pro forma net income...........................      $     673           $     646          $  (606)         $      713
                                                     =========           =========          =======          ==========


Pro forma weighted average common shares outstanding (10):

    Basic......................................          8,487                                                    8,507
                                                     =========                                               ==========
    Diluted....................................         10,025                                                   10,046
                                                     =========                                               ==========

Pro forma earnings per share:

    Basic......................................    $      0.08                                               $     0.08
                                                   ===========                                               ==========
    Diluted....................................    $      0.07                                               $     0.07
                                                   ===========                                               ==========

       See notes to unaudited pro forma consolidated financial statements.
                                       21


                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 March 31, 1998
                                 (in thousands)

                                                                                            PRO FORMA
ASSETS                                                                    HISTORICAL     ADJUSTMENTS(1)         PRO FORMA
                                                                          ----------     --------------         ---------
CURRENT ASSETS
Cash................................................................   $        2,836    $            -    $        2,836
Trade accounts receivable, net......................................           49,169                 -            49,169
Funding advances to franchises......................................            1,231                 -             1,231
Deferred income taxes and other current assets......................            6,115                 -             6,115
                                                                       --------------    --------------    --------------
                Total current assets................................           59,352                 -            59,352

PROPERTY AND EQUIPMENT, NET.........................................           15,833                63            15,896
GOODWILL AND OTHER INTANGIBLE ASSETS, NET...........................           54,920            10,503            65,423
OTHER ASSETS........................................................            3,928                 -             3,928
                                                                       --------------    --------------    --------------

                Total assets........................................   $      134,033    $       10,566    $      144,599
                                                                       ==============    ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable....................................................   $        2,704    $            -    $        2,704
Accrued expenses:
    Payroll.........................................................            7,552                 -             7,552
    Payroll taxes...................................................            2,182                 -             2,182
    Workers' compensation and insurance.............................           10,233                 -            10,233
    Other...........................................................            1,238                 -             1,238
Other current liabilities...........................................            2,191                 -             2,191
Current maturities of long-term debt................................            3,859               553             4,412
                                                                       --------------    --------------    --------------

                Total current liabilities...........................           29,959               553            30,512

NON-CURRENT LIABILITIES
Revolving credit facility...........................................           48,321             7,841            56,162
Long-term debt......................................................           13,527             2,172            15,699
                                                                       --------------    --------------    --------------
                Total liabilities...................................           91,807            10,566           102,373
                                                                       --------------    --------------    --------------

SHAREHOLDERS' EQUITY
Common stock........................................................                9                 -                 9
Additional paid-in capital..........................................           53,976                 -            53,976
Accumulated deficit.................................................          (11,758)                -          (11,758)
                                                                       --------------    --------------    --------------

                Total shareholders' equity..........................           42,226                -            42,226
                                                                       --------------    --------------    --------------

                Total liabilities and shareholders' equity..........   $    134,033      $       10,566    $      144,599
                                                                       ============      ==============    ==============



       See notes to unaudited pro forma consolidated financial statements.
                                       22

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1

         The pro forma adjustments include the historical results of operations of the acquisitions described below ("the 1997 and 1998 Acquisitions") from January 1, 1997 to the earlier of March 31, 1998 or the date of acquisition, as well as the assets purchased and the consideration given for those acquisitions occurring after March 31, 1998. In certain cases, the operating results for periods prior to the acquisition are based on (a) unaudited financial statements provided by the seller or (b) an estimate of revenues, cost of revenues and/or selling, general and administrative expenses based on information provided by the seller or otherwise available to the Company. In these cases, the Company has made a reasonable attempt to obtain the most complete and reliable financial information and believes that the financial information it used is reasonably accurate, although the Company has not independently verified such information.

         Primarily during the first three months of 1997, the Company purchased the franchise rights for 13 flexible staffing locations from LaPorte, Inc., Superior Temporaries, Inc. and Labor World of Minneapolis, Inc., and converted these locations to Company-owned locations. The total purchase price was $11,125,000 (of which $9,000,000 related to Superior Temporaries, Inc.), with $10,475,000 paid at closing and notes issued for $650,000, payable over terms of up to two years plus interest at 7% to 10% per annum (imputed at 12% for financial statement purposes).

         During the first three months of 1997, the Company purchased flexible staffing operations with 17 locations from Apex, Inc., Standby Personnel of Colorado Springs, Inc., Staff Net, Inc., Staff Management, Inc. and Stand-By, Inc. (none previously affiliated with the Company). The total purchase price was $14,070,000, with $10,910,000 paid at closing and notes issued for $3,160,000, payable over two years plus interest at 0% to 4% per annum (imputed at 12% for financial statement purposes). Certain sellers received options to purchase a total of 8,126 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued March 12, 1997 and were still outstanding at March 31, 1998. The contractual purchase price of Standby Personnel of Colorado Springs, Inc. was $3,100,000, which may increase or decrease by an amount not to exceed $500,000, based on the gross profit from the acquired locations for the two years following the acquisition. The contractual purchase price of Stand-By, Inc. was $5,500,000, which may increase by an amount not to exceed $60,000 or decrease by an amount not to exceed $500,000, based on the gross profit from the acquired locations for the two years following the acquisition.

         During the first quarter of 1998, the Company purchased the franchise rights for six flexible staffing locations from Freuhling and Jackson, Inc., F.J.R. Enterprises, Inc., EJ Services, Inc. and EAZY Temporary, Inc., and converted these locations to Company-owned locations. The total purchase price was $5,531,050, with $3,365,525 paid at closing and notes issued for $2,165,525, payable over two years plus interest at 6.0% per annum (imputed at 8.75% for financial statement purposes). The amount due under one of these notes may increase or decrease by an amount not to exceed $250,000, based on the gross profit from the acquired locations for the year following the acquisition.

         During the first three months of 1998, the Company purchased flexible staffing operations with 18 locations from Tempus, Inc. and Grafton, Inc. (none previously affiliated with the Company). The total purchase price was $4,835,000, with $3,335,000 paid at closing plus a $1,500,000 note payable over two years plus interest at 6.5% per annum (imputed at 8.75% for financial statement purposes). The amount due under the note may decrease by up to $300,000, based on the 1997 gross profit of the acquired locations. Immediately following the acquisition from Tempus, Inc., the Company sold four of the acquired locations to Cruel Dave Enterprises, LLC (a franchisee of the Company) for a $780,000 note, payable over five years plus interest at 8.0% per annum.

         During the first quarter of 1998, the Company purchased 100% of the common stock of Employment Consultants, Inc., X-Tra Help, Inc. and Co-Staff, Inc. (none previously affiliated with the Company), which were flexible staffing operations with four locations. The total purchase price (which includes $2,100,000 for the excess of net tangible assets over liabilities assumed) was $11,259,500, with $7,509,500 in cash and $775,000 in the Company's common stock (57,809 shares) delivered at closing. The remainder of the purchase price was satisfied with the issuance of notes totalling $2,975,000 and payable over two years plus interest at 6.0% per annum (imputed at 8.75% for financial statement purposes). However, one of the notes may increase without limit or decrease by up to $875,000 based on the gross profit from the acquired locations for the two years following the acquisition. In the event gross profit for those two years was equal to 1997 gross profit, the note would decrease by approximately $125,000. In the event gross profit increased by 25% in each of those two years as compared to the prior year, the note would increase by approximately $150,000. Certain sellers received options to purchase a total of 6,000 shares of the Company's common stock at their fair market value at the date of issuance. Such options were issued January 31, 1998 and were still outstanding at March 31, 1998.
                                       23

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. (Continued)

         During February 1998, the Company purchased the franchise rights for four flexible staffing locations from LM Investors, Inc. and converted these locations to Company-owned locations. The shareholders of the franchises are shareholders of the Company but do not hold a controlling interest in the Company. The purchase price was $6,800,000, with $5,000,000 paid at closing plus a note for $1,700,000 bearing interest at 7.25% per annum (imputed at 8.75% for financial statement purposes) and payable quarterly over three years. The remaining $100,000 represents the Company's assumption of the seller's liabilities under certain employment contracts. In addition, the Company has agreed to concessions amounting to approximately $60,000 and agreements not to compete of up to six months (excluding acquisitions) in the event the sellers wish to buy out of their remaining franchise agreements (representing four flexible staffing locations) with the Company. In connection with the Company's acquisition of the above franchise rights, the Company granted one of the principals of the sellers (and a minority shareholder in the Company) the exclusive option to purchase franchise rights in five specifically identified geographic areas. These options expire at various times from 12 to 42 months after the acquisition date.

         During the second quarter of 1998 the Company purchased the franchise rights for three flexible staffing locations from Deb-Lar, Inc. and BLM Enterprises, Inc., and converted these locations to Company-owned locations. The total purchase price was $1,204,904, with $700,000 paid at closing and a note issued for $504,904, payable over two years plus interest at 6.0% per annum (imputed at 8.75% for financial statement purposes).

         During the second quarter of 1998 the Company purchased flexible staffing operations with five locations from Pro Select, Inc., Ready Help, Inc., Mid-West Temps, Inc. and Resource Dimensions, Inc. (none previously affiliated with the Company). The total purchase price was $9,406,800, with $7,096,800 paid at closing (which included $946,800 placed in escrow) plus notes issued for $2,110,000, payable over a nineteen and one half month period plus interest at 6.0% per annum (imputed at 8.75% for financial statement purposes). Payment of the remaining $200,000 is primarily contingent upon the gross profit of one of the acquired locations for the twelve months following the acquisition. The escrowed portion is payable to one of the sellers approximately fourteen months after closing, less any portion paid to the Company as compensation for any losses resulting from certain breaches of one of the asset purchase agreements. The Company is obligated for an additional payment to one of the sellers equivalent to any increase in the amount of gross profit of the locations acquired from such seller for the twelve months ended May 31, 1999, as compared to the greater of a contractually defined amount or the gross profit of those locations for the twelve months ended March 31, 1998.

         The agreements for certain acquisitions contain provisions for contingent payments of additional purchase price based on the net revenues, gross margin or income before income taxes of the acquired businesses over periods of two years after the acquisition. Should the contingent payments be made, they would be recorded as additional purchase price and increase the amount of goodwill. The above purchase prices are stated before the Company's adjustment to reflect imputed interest on acquisition financing and do not include acquisition related professional fees and other costs capitalized as additional purchase price.

NOTE 2

         To eliminate revenues of the Company and (i) related expenses and costs of Laporte Enterprises, Inc., Superior Temporaries, Inc., Labor World of Minneapolis, Inc., Freuhling and Jackson, Inc., F.J.R. Enterprises, Inc., LM Investors, Inc., E.J. Services, Inc., EAZY Temporary, Inc., Deb-Lar, Inc. and BLM Enterprises, Inc. related to franchise royalties, (ii) related expenses and costs of Laporte Enterprises, Inc. and Deb-Lar, Inc. related to funding fees and
(iii) related expenses and costs of Labor World of Minneapolis, Inc., Freuhling and Jackson, Inc. and F.J.R. Enterprises, Inc. related to PEO services provided by the Company to these acquired businesses, which were franchisees prior to their acquisition.

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3

         To (i) eliminate the amount of compensation for the Company's three principal shareholders and its president and chief executive officer (who is also a shareholder) which is in excess of the compensation for such individuals established at the time of the Reorganization (as defined below), (ii) to reduce the amount of compensation and other expenses of the former owners of the 1997 and 1998 Acquisitions to the amounts paid to them in accordance with the terms of their compensation contracts after such acquisitions and (iii) to eliminate the amount of compensation and other expenses of the former owners of the 1997 and 1998 Acquisitions that was discontinued due to the termination of their employment at the time of the acquisition.

         On February 21, 1997, the Company consummated a reorganization (the "Reorganization") with nine operating companies existing under the laws of the State of Florida: OutSource International of America, Inc., Synadyne I, Inc., Synadyne II, Inc., Synadyne III, Inc., Synadyne IV, Inc., Synadyne V, Inc., OutSource Franchising, Inc., Capital Staffing Fund, Inc., and Employees Insurance Services, Inc. (collectively, the "Subsidiaries") and the shareholders of each of the Subsidiaries (the "Existing Shareholders"). As a result of the Reorganization, the Subsidiaries became wholly-owned by the Company and the Existing Shareholders received Common Stock in approximately the same proportion as the capital stock of the Subsidiaries was owned by them immediately prior to the Reorganization.

NOTE 4

         To reflect additional depreciation and amortization of the assets purchased in the 1997 and 1998 Acquisitions. The following table summarizes the values assigned to the assets acquired and the weighted average amortization or depreciation periods.

                                                        WEIGHTED AVERAGE
                                                        AMORTIZATION OR
                                           AMOUNT     DEPRECIATION PERIODS
                                        -----------   --------------------
Tangible assets........................ $ 3,680,613              4.6 years
Identifiable intangible assets:
    Covenants not to compete...........   1,993,840              7.9 years
    Customer lists.....................   9,081,647              6.8 years
    Employee lists.....................     324,590              0.1 year
Goodwill...............................  48,523,929             31.4 years
                                        -----------
                                        $63,604,619
                                        ===========

         The costs of each acquisition have been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition as determined by management with the assistance of an independent valuation consultant. The allocation of the costs of acquisition for the 1998 Acquisitions is preliminary while the Company obtains final information regarding the fair values of all assets acquired and liabilities assumed. Although the allocation and amortization periods are subject to adjustment, the Company believes that any such adjustments will not have a material effect on the Company's financial position or results of operations.

NOTE 5

         To adjust for the additional interest expense for indebtedness incurred
(a) to pay the purchase price and acquisition costs and to provide working capital for the 1997 and 1998 Acquisitions; and (b) to pay the distributions to shareholders and the consideration for the purchase of shares of common stock of the Subsidiaries from certain shareholders, each of which occurred in connection with the Reorganization.

         This also includes the effects of the reduced interest and other debt related expenses as a result of the application of the net proceeds of the Offering to retire (a) the $25 million balance due to two investors holding senior subordinated notes (the "Senior Notes") in full, (b) a portion of the outstanding indebtedness under the Company's revolving credit facility with a syndicate of commercial banks, (c) various promissory notes due to certain existing shareholders of the Company, their family members and an executive officer of the Company and (d) various promissory notes issued in connection with certain acquisitions.

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5. (Continued)

         The following is a summary of the adjustments to interest expense:

                                                                 INTEREST        YEAR ENDED          THREE MONTHS ENDED
                                                                   RATES      DECEMBER 31, 1997        MARCH 31, 1998
                                                                 --------     -----------------      ------------------
   Additional Interest Expense
   Notes due to sellers for 1997 and 1998 Acquisitions..........     8-12%      $    974,938            $  146,569
   Borrowings under Revolving Credit Facility...................     8.75%         3,163,531               448,611
   Senior Notes.................................................       11%           365,620                     -
                                                                                ------------            ----------
                                                                                   4,504,089               595,180
                                                                                ------------            ----------

   Additional Amortization of Discount and Debt Issuance Costs
   Discount on Senior Notes.....................................                     296,520                     -
   Debt issuance costs, Senior Notes............................                      99,015                     -
   Debt issuance costs, Revolving Credit Facility...............                      91,871                     -
                                                                                ------------            ----------
                                                                                     487,406                     -
                                                                                ------------            ----------

   Reduction of Interest Expense
   Senior Notes - interest......................................       11%        (2,275,342)                    -
   Senior Notes - discount and debt issuance costs..............        -         (1,291,032)                    -
   Retirement of acquisition debt...............................    10-14%          (333,991)                    -
   Retirement of other promissory notes.........................    10-21%          (358,727)                    -
   Reduction of Revolving Credit Facility.......................     8.75%          (693,062)                    -
                                                                                ------------            ----------
                                                                                  (4,952,154)                    -
                                                                                ------------            ----------

   Total adjustments to interest expense........................                $     39,341            $  595,180
                                                                                ============            ==========

NOTE 6

         To eliminate expense arising from a put warrants valuation adjustment included in the Company's historical results for the twelve months ended December 31, 1997, which elimination increased pro forma basic and diluted earnings per share by $0.21 and $0.18 per share, respectively.

         In connection with the issuance of the Senior Notes, the Company also issued warrants to purchase 1,360,304 shares of common stock at $0.015 per share (the "Warrants"). The holders of the Warrants had a put right, as a result of which the Company recorded a liability at the time of the issuance of the Warrants based on the fair market value. Until the Offering was consummated, which terminated the put right, the Company adjusted this liability at the end of each accounting period.

         Although the Senior Notes were assumed to be paid in full as of January 1, 1997, the Warrants issued in connection with them would remain outstanding, and therefore were included in the calculation of both the historical and pro forma diluted shares outstanding.

NOTE 7

         To reflect income taxes computed as if the Company had been fully subject to federal and applicable state income taxes. The Company's 1997 historical results include a one-time tax benefit of $423,897, as a result of the termination at the time of Reorganization of the Subsidiaries' elections to be treated as S corporations, that is not reflected in these pro forma statements.

NOTE 8

         To adjust for the effects of income taxes on (a) the historical earnings of the 1997 and 1998 Acquisitions, all of which (except Stand-By, Inc.) were S corporations prior to acquisition, as if they had been fully subject to federal and applicable state income taxes and (b) the effect of the pro forma adjustments.

                 OUTSOURCE INTERNATIONAL, INC. AND SUBSIDIARIES
                          NOTES TO UNAUDITED PRO FORMA
                        CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9

         Pro forma net income and earnings per share for the year ended December 31, 1997 exclude an extraordinary loss of $13,384,416 (net of a $6,647,099 income tax benefit) arising from the early retirement of the Senior Notes.

NOTE 10

         To reflect the effect on outstanding shares of (a) the purchase of shares of common stock of the Subsidiaries from certain shareholders in the Reorganization, (b) the issuance of the Warrants, (c) shares issued in the Offering and (d) the issuance of shares and options in connection with the 1997 and 1998 Acquisitions, as if all transactions had occurred as of January 1, 1997, calculated as follows:

                                                                               BASIC                       DILUTED
                                                               --------------------------------- ---------------------------------
                                                               DECEMBER 31, 1997  MARCH 31, 1998 DECEMBER 31, 1997  MARCH 31, 1998
Total outstanding shares, historical...........................     6,055,439       8,486,685      7,320,362   10,025,379
Decrease in weighted average number of shares issued in the
    Reorganization, based on assumed transaction date of
    January 1, 1997............................................       (46,213)              -       (46,213)            -
Increase in weighted average number of shares calculated using the treasury stock method, based on the assumed issuance of
   Warrants on January 1, 1997 and the actual exercise price of
    $0.015 per share...........................................             -               -        186,643            -
Increase in weighted average number of shares issued in the
   Offering, based on assumed transaction date of January 1, 1997   2,439,560               -      2,439,560            -
Increase in weighted average shares and options issued
    for the 1997 and 1998 Acquisitions.........................        57,809          19,912         58,059       20,645
                                                                    ---------       ---------      ---------   ----------

Total outstanding shares, pro forma............................     8,506,595       8,506,597      9,958,411   10,046,024
                                                                    =========       =========      =========   ==========


(c)      Exhibits.

         2.1 Asset Purchase Agreement, dated May 14, 1998, by and among OutSource International of America, Inc., Mid-West Temps, Inc., Teresa Usher and Deborah Weiss. *

         2.2 Asset Purchase Agreement, dated May 15, 1998, by and among OutSource International of America, Inc., Resource Dimensions, Inc., and Earl M. Pick. *

         10.1 Non-Competition Agreement, dated May 18, 1998, between OutSource International of America, Inc. and Teresa Usher. *

         10.2 Non-Competition Agreement, dated May 18, 1998, between OutSource International of America, Inc. and Deborah Weiss. *

         10.3 Non-Competition Agreement, dated May 18, 1998, between OutSource International of America, Inc. and Mid-West Temps, Inc. *

         10.4 Junior Subordinated Promissory Note, dated as of May 15, 1998, issued by OutSource International of America, Inc. to Resource Dimensions, Inc. *

         10.5 Non-Competition Agreement, dated May 15, 1998, between OutSource International of America, Inc. and Earl M. Pick. *

         10.6 Non-Competition Agreement, dated May 15, 1998, between OutSource International of America, Inc. and Resource Dimensions, Inc. *

         23.1     Consent of Deloitte & Touche LLP--Mid-West Temps, Inc.

         23.2     Consent of Deloitte & Touche LLP--Resource Dimensions, Inc.

         * Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission on May 29, 1998.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                   OUTSOURCE INTERNATIONAL, INC.


                                                   By:/S/ PAUL M. BURRELL
                                                      -------------------------
                                                      Paul M. Burrell
                                                      President


Dated: July 28, 1998

                                 EXHIBIT INDEX

EXHIBIT NO.     DESCRIPTION
-----------     -----------
   23.1         Consent of Deloitte & Touche LLP--Mid-West Temps, Inc.

   23.2         Consent of Deloitte & Touche LLP--Resource Dimensions, Inc.